Exhibit 99.1

            Digital Impact Acknowledges Receipt of InfoUSA Proposal

     SAN MATEO, Calif.--(BUSINESS WIRE)--Feb. 10, 2005--Digital Impact, Inc. (Nasdaq:DIGI), a leading provider of integrated digital marketing solutions for Global 2000 enterprises, today confirmed that it has received a letter from InfoUSA, Inc. proposing to acquire Digital Impact. The Digital Impact board of directors will be reviewing the letter in accordance with their fiduciary obligations.

     About Digital Impact

     Digital Impact is a leading provider of integrated digital marketing solutions for Global 2000 enterprises including Marriott, The Gap, and Hewlett-Packard. Digital Impact combines agency services with world-class campaign execution on a proprietary technology platform to deliver superior marketing results for clients. The Company's proprietary IMPACT(TM) platform combines campaign management with advanced analytics to assist account and client teams in designing, sending and analyzing direct marketing communications. The company creates and executes campaigns across multiple media channels: including personalized email, targeted websites, banner and other web advertisements, search engines, and direct mail (print). Digital Impact is a member of the TRUSTe Privacy Program and the NAI's Email Service Provider Coalition and works only with companies that adhere to appropriate consumer privacy guidelines. Digital Impact was founded in 1997 and has offices in Silicon Valley, New York and London. The Company is publicly traded on the Nasdaq Stock Market under the ticker symbol DIGI.


     CONTACT: Digital Impact
              David Oppenheimer, 650-356-3400
              ir@digitalimpact.com
                or
              Kalt Rosen & Co.
              Howard Kalt, 415-397-2686
              kalt@krc-ir.com